PBF Energy Announces Credit Facility Upsizing to $2.5 Billion

PARSIPPANY, NJ - August 15, 2014 - PBF Energy Inc. (NYSE:PBF) announced today that its subsidiary, PBF Holding Company LLC, has amended and restated its and its subsidiaries’ revolving credit agreement. Commitments under the facility have increased from $1.6 billion to $2.5 billion, with an accordion to $2.75 billion. The credit agreement has a five-year term and will be used for working capital and other general corporate purposes.

PBF’s Chief Financial Officer Erik Young said, “The increase to our ABL Facility provides our company with increased financial flexibility to grow our existing business and is reflective of our financing partners’ commitment to PBF.”

UBS AG, Stamford Branch, is the Administrative Agent for the 20-bank syndicate participating in the facility. UBS Securities LLC, Bank of America N.A., Citibank N.A., Natixis, Deutsche Bank Securities Inc., Credit Agricole Corporate and Investment Bank and the Bank of Tokyo-Mitsubishi UFJ Ltd acted as Joint Lead Arrangers and Joint Lead Bookmanagers.

About PBF Energy Inc.
PBF Energy Inc. (NYSE: PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey and Toledo, Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally sensitive manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also indirectly owns the general partner and approximately 50.2% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).
Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company's control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company's filings with the SEC, as well as the risks disclosed in PBF Logistics LP’s SEC filings and any impact PBF Logistics LP may have on the company's credit rating, cost of funds, employees, customers and vendors; risks relating to the securities markets generally; the impact of adverse market conditions affecting the company, unanticipated developments, regulatory approvals, changes in laws and other events that negatively impact the company. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994